                                                                     EXHIBIT 8.1


                            [Shaw Pittman Letterhead]

                                 July 14, 2000

webMethods, Inc.
3930 Pender Drive
Fairfax, Virginia 22030

Dear Ladies & Gentlemen:

            You have requested our opinion, as counsel to webMethods, Inc., a Delaware corporation ("webMethods"), as to certain United States federal income tax consequences of the merger (the "Merger") of Wolf Acquisition, Inc., a Delaware corporation ("Merger Sub"), which is a directly owned subsidiary of webMethods, with and into Active Software, Inc., a Delaware corporation ("Active Software"), pursuant to the Agreement and Plan of Merger dated as of May 20, 2000, by and among webMethods, Merger Sub, and Active Software (the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

            In preparing our opinion, we have with your permission assumed that
(i) the Merger will be consummated in accordance with the terms, conditions and other provisions of (a) the Merger Agreement, (b) the Stockholders' Agreement and Irrevocable Proxy dated as of May 20, 2000, (c) the Voting Agreement dated as of May 20, 2000, (d) the Strategic Relationship Agreement dated as of May 20, 2000, and (e) the Affiliate Agreement dated as of May 20, 2000 (collectively referred to herein as the "Agreements"), copies of which have been provided to us; and (ii) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you), (b) in the Agreements, and (c) in the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the solicitation of the approval of the Merger by the shareholders of webMethods and Active Software, are accurate and complete and will be accurate and complete at the Effective Time. In addition, we have assumed that the each of the representations made by Active Software, webMethods and Merger Sub in the attached letters to us will be true and accurate as of the Effective Time.

            In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents webMethods, Inc.
July 14, 2000
submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

            Based on the foregoing, in reliance thereon and subject thereto, it is our opinion that for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code") and that each of WebMethods, Merger Sub and Active Software will be a party to such reorganization within the meaning of Section 368(b) of the Code.

            Our opinion is limited to the foregoing United States federal income tax consequences of the Merger. We do not address any other United States federal income tax consequences of the Merger, other matters of federal law, or matters (including state, local or foreign tax consequences) arising under the laws of any other jurisdiction. We express no opinion as to the transactions whatsoever if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision therein. If any of the representations, warranties, statements and assumptions upon which we have relied is not true and accurate at all relevant times, our opinion may be adversely affected and should not be relied upon.

            This opinion represents our best judgement as to the probable federal income tax consequences of the Merger, and is not binding on the Internal Revenue Service rulings as of the Effective Time. Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as of the Effective Time. These authorities are all subject to change and such change may be made with retroactive effect.

webMethods, Inc.
July 14, 2000

            This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 6.1(f) of the Merger Agreement. This opinion letter (and the opinion expressed herein) may not be relied on by you for any other purpose, or relied on by, or furnished to, any other person, firm or corporation without our prior written consent. We undertake no responsibility to update or supplement our opinion.

            We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of the Merger" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than webMethods, our client.



                                  Very truly yours,

                                  Shaw Pittman

                                  By: /s/ Charles B. Temkin, P.C.
                                     ---------------------------------
                                           Charles B. Temkin, P.C.